Exhibit 24(b)(8.36) Amendment No. 1 to the Selling and Services Agreement
by and among
ING Financial Advisers, LLC
ING Life Insurance and Annuity Company
Lord Abbett Distributor LLC, Lord, Abbett & Co.
and Lord Abbett Funds

This Amendment No. 1 to the Selling and Services Agreement is entered into as of July 25, 2002, by and among ING Financial Advisers, LLC, formerly known as
Aetna Investment Services, LLC (“ING Financial”), ING Life Insurance and Annuity,
formerly known as Aetna Life Insurance and Annuity Company (“ING Life” and
collectively with ING Financial, “ING”), Lord Abbett Distributor LLC (“Distributor”),
Lord, Abbett & Co. LLC (the “Adviser”), Lord Abbett Affiliated Fund, Inc., Lord Abbett
Bond-Debenture Fund, Inc. and Lord Abbett Mid-Cap Value Fund, Inc. (sometimes referred to collectively herein as the “Funds”).

WHEREAS, ING, Distributor and the Funds have entered into a Selling and
Services Agreement dated as of March 1, 2001 (the “Selling and Services Agreement”)
under which shares of the Funds may be offered to Plans for which ING Life provides recordkeeping and other administrative services; and

WHEREAS, ING Financial has entered into a Bundled Investment Product and
Services Provider Agreement (“Bundled Provider Agreement”) with the Florida State
Board of Administration (“FSBA”), whereby ING Financial will act as a “Bundled
Investment Provider” to make available certain share classes of the Funds as set forth in
Section 1(b) this Amendment No. 1 to the State of Florida’s Public Employee Optional
Retirement Program, a defined contribution pension plan (the “PEORP”); and

WHEREAS, the Adviser, which serves as the investment adviser and manager of the Funds, desires to provide certain additional compensation to ING for providing administration services to the Funds from the Adviser’s own funds, derived from its bona fide profits, rather than request that the Funds bear any additional costs of such compensation;

WHEREAS, in order to effectuate the terms and conditions of the foregoing paragraph, the parties acknowledge the need to add the Adviser as an additional party to the Selling and Services Agreement solely for the purposes of Section 1(d) of this
Amendment No. 1 to the Selling and Services Agreement; and

WHEREAS, the parties now desire to amend the Selling and Services Agreement to provide for additional provisions relating specifically to investments in the Funds by or on behalf of the PEORP; and

WHEREAS, unless otherwise defined herein, capitalized terms used herein have the same meaning as in the Selling and Services Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, and pursuant to Section 14(a) of the Selling and Services
Agreement, the parties agree to amend the Selling and Services Agreement as follows:

1. Notwithstanding anything in the Selling and Services Agreement to the contrary, the following provisions apply solely with respect to investments in the Funds by or on behalf of the PEORP:

(a) ING may hire or make arrangements for subcontractors, agents or affiliates to perform the recordkeeping and administrative services set forth in the Selling and Services Agreement. ING shall provide the Funds,
Distributor and Adviser with written notice of the names of any subcontractors, agents or affiliates ING hires or arranges to perform such recordkeeping and administrative services, and any specific operational requirements that arise as a result of such arrangement. ING agrees that it is and will be responsible for the acts and omissions of its subcontractors, affiliates, and agents and that the indemnification provided by ING in
Section 11 of the Selling and Services Agreement shall be deemed to cover the acts and omissions of such subcontractors, affiliates, and agents to the same extent as if they were the acts or omissions of ING.

(b) The following are the Funds and share classes thereof which may be offered to PEORP though ING pursuant to the Selling and Services
Agreement:

FUNDS	SHARE CLASS
Lord Abbett Affiliated Fund, Inc.	Class A
Lord Abbett Bond Debenture Fund, Inc.	Class A
Lord Abbett Mid Cap Value Fund, Inc.	Class Y

(c) The Funds shall pay the following Administrative Service Fees to ING
Life with respect to investments in the Funds by the PEORP:

FUNDS and SHARE CLASSES	FEE RATE
Lord Abbett Affiliated Fund, Inc. - Class A	____%
Lord Abbett Bond Debenture Fund, Inc. - Class A	____%
Lord Abbett Mid Cap Value Fund, Inc. - Class Y	____%

(d) The Adviser shall pay the following Administrative Service Fees to ING
Life with respect to investments in the Funds by the PEORP:

FUNDS and SHARE CLASSES	FEE RATE
Lord Abbett Affiliated Fund, Inc. - Class A	____%

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(e) Except with respect to the Administrative Services Fee rates set forth above, the Administrative Service Fee shall be calculated and paid in the manner as set forth in the Selling and Services Agreement. In addition, any applicable Servicing Fees under the Selling and Services Agreement shall apply to investments in the Funds by or on behalf of the PEORP.

2. In the event of any inconsistencies between the Selling and Services
Agreement and this Amendment No. 1, the terms of this Amendment No. 1 shall govern.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.

ING FINANCIAL ADVISERS, LLC

By	/s/ Christina Lareau
Name	Christina Lareau
Title	Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY

By	/s/ Laurie M. Tillinghast
Name	Laurie M. Tillinghast
Title	Vice President

LORD ABBETT DISTRIBUTOR LLC
By: Lord, Abbett & Co., its Managing Member

By	/s/ Lawrence H. Kaplan
Name	Lawrence H. Kaplan
Title	Partner

LORD ABBETT AFFILIATED FUND, INC.
LORD ABBETT BOND-DEBENTURE FUND, INC.
LORD ABBETT MID-CAP VALUE FUND, INC.

By	/s/ Lawrence H. Kaplan
Name	Lawrence H. Kaplan
Title	Vice President

LORD, ABBETT & CO.

By	/s/ Lawrence H. Kaplan
Name	Lawrence H. Kaplan
Title	Partner

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